Exhibit 99.1

News

For Immediate Release

EP Energy Reports 2013 Proved Reserves with Continued Oil Growth and Updated Hedge Positions

Highlights:

•      Proved reserves of  547.5 million barrels of oil equivalent (Boe), including 293 million barrels of oil —  oil reserves up 16 percent from year end 2012

•      Reserve value on a PV-10 basis increased to $8.9 billion — up from $6.4 billion at the year ended 2012

•      Oil and liquids represent approximately 67 percent of proved reserves and approximately 91 percent of reserve value

•      Replaced 476 percent of 2013 production at $12.62 per Boe

•      Production of 86.1 thousand Boe per day (MBoe/d), including 37.0 thousand barrels per day (MBbls/d) of oil — a 55 percent increase in produced oil volumes from 2012

•      December 2013 monthly average production was 90.0 Mboe/d, including 45.9 MBbls/d of oil

•      Continued to build significant hedge positions in three-year program

Note: Data throughout this release, including the above highlights, is pro forma for domestic asset sales and the sale of the company’s equity interest in Four Star Oil & Gas Company completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in the first quarter of 2014.  See Disclosure of Non-GAAP Measures section of this release for applicable reconciliations to GAAP terms.

HOUSTON, TEXAS, January 29, 2014—EP Energy Corporation (NYSE: EPE, “EP Energy”) and its wholly-owned subsidiary EP Energy LLC jointly reported today proved oil and natural gas reserves of 547.5 million Boe as of December 31, 2013. Total reserve replacement costs were $12.62 per Boe. EP Energy reported that 54 percent of its total reserves in 2013 were oil, and 67 percent were liquids.

“We had an outstanding year with excellent operating performance adding significant value and reserves from continuing assets compared with 2012,” said Brent Smolik, president and chief executive officer of EP Energy Corporation.  “During 2013 we sold more than $1.5 billion of lower margin natural gas assets and reached agreement to divest our Brazil business which is our remaining international asset.  We made excellent progress in developing our core assets, while also maturing our extensive inventory of high return, high margin assets.  In 2013, we had 147 million Boe of extensions and discoveries, 99 percent of which related to our key oil programs in

Eagle Ford, Wolfcamp, and Altamont. Importantly, we continued to grow total reserve value to $8.9 billion, on a PV-10 basis, benefitting from our growing oil reserves. We will continue this focus as we look ahead to 2014 and diligently develop our significant resource base.”

Below is a reconciliation of proved reserves from December 31, 2012 to December 31, 2013.

(Million Boe)(1)
Proved Reserves at Dec. 31, 2012	428.7
Production	(31.6)
Extensions and Discoveries	147.3
Revisions Due to Price	3.8
Revisions Other than Price	(0.7)
Proved Reserves at Dec. 31, 2013	547.5

(1)Equivalent units are based on a six to one ratio of natural gas to oil. December 31, 2013 reserve estimates are based on first day 12-month average prices of $96.94 per barrel of oil (WTI) and $3.67 per MMBtu of natural gas (Henry Hub). For comparison, 2012 first day 12-month average prices were $94.61 of oil (WTI) and $2.76 per MMBtu of natural gas (Henry Hub).

The PV-10 value of reserves at December 31, 2013, before income taxes, increased to $8.9 billion from $6.4 billion in 2012. EP Energy’s oil and liquids properties represented approximately 91 percent of the reserve value at year-end 2013.

2013 capital expenditures were $1.9 billion as EP Energy invested significantly in its key programs, spending $1.2 billion, $0.5 billion and $0.2 billion in Eagle Ford, Wolfcamp and Altamont, respectively.

2013 Production Update

EP Energy also reported that its 2013 production averaged 86.1 MBoe/d. Total production volumes included approximately 37.0 MBbls/d of oil which increased 55 percent from 2012. Oil production growth was driven primarily by increased activity and improving results in the Eagle Ford, Wolfcamp and Altamont programs. Total company monthly average production for December 2013 was 90.0 MBoe/d, including 45.9 MBbls/d of oil.

Drilling Inventory

At year-end 2013 EP Energy’s estimated future drilling inventory, which includes proved undeveloped reserves and unproven resources, had approximately 5,170 identified future drilling locations with nearly 5,000 in the Eagle Ford, Wolfcamp and Altamont areas.  At current activity levels, this represents approximately 23 years of drilling inventory.

Commodity Price Hedge Program

EP Energy continues to manage a dynamic hedge program and has significant commodity price protection over the next three years.  A summary of the company’s hedge positions is listed below;

	2014		2015		2016
	Volumes	Price	Volumes	Price	Volumes	Price
Oil — Fixed Price
Swaps(1)	16.10	$98.19	19.93	$90.71	11.80	$90.47
Ceilings	1.13	$100.00	1.10	$100.00	—	—
Collars - Ceilings	2.92	$103.76	1.10	$100.02	—	—
Collars – Floors(2)	2.92	$95.00	1.10	$100.00	—	—
Average Floor	19.02	$97.70	21.03	$91.19	11.80	$90.47
Natural Gas
Fixed Price Swaps	76.1	$4.02	51.1	$4.26	7.3	$4.20
Average Floor	76.1	$4.02	51.1	$4.26	7.3	$4.20
Oil Basis Swaps
Basis Swaps(3)	6.94	Various	3.65	Various	2.01	Various

Note:  Positions are as of January 16, 2014 (Contract months: January 2014 - Fwd).  Volumes presented MMBbl for oil and TBtu      for natural gas and prices presented are per Bbl for oil and MMBtu for natural gas.

(1) Includes a combination of WTI Nymex, Brent and LLS positions.

(2) If market prices settle at or below $75.00 and $85.00 for the years 2014 and 2015, respectively, the three-way collars-floors effectively “lock-in” a cash settlement of the market price plus $20.00 and $15.00 per Bbl for 2014 and 2015, respectively.

(3) We use various types of oil basis swaps to lock-in certain oil differentials.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Note to U.S. Investors

In this release, we have disclosed our proved reserves using the SEC’s definition of proved reserves under its final rule on Modernization of Oil and Gas Reporting. Proved reserves are estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Although the SEC now allows companies to report probable and possible reserves, we have elected not to report on such basis in our filings with the SEC. Investors are urged to closely consider the disclosures and risk factors in our prospectus dated January 16, 2014, which forms a part of the company’s Registration Statement on Form S-1, as well as our periodic SEC filings, available from our website at http://www.epenergy.com, including the inherent uncertainties in estimating quantities of proved reserves.

Forward-looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Disclosure of Non-GAAP Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

We calculate two primary reserve-related metrics, (i) a reserve replacement ratio and (ii) reserve replacement costs, to measure our ability to establish a long-term trend of adding reserves at a reasonable cost in our drilling programs. The reserve replacement ratio is an indicator of our ability to replenish annual production volumes and grow our reserves. It is important for us to economically find and develop new reserves that will more than offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves.  In addition, we calculate reserve replacement costs to assess the cost of adding reserves which is ultimately included in depreciation, depletion and amortization expenses.  We believe the ability to develop a competitive advantage over other oil and natural gas companies is dependent on adding reserves at lower costs than our competition.  We calculate these metrics as follows:

Reserve replacement ratio:	Sum of reserve additions(1)
Actual production for the corresponding period

Reserve replacement costs/Boe:	Total oil and natural gas capital costs(2)
Sum of reserve additions(1)

(1) Reserve additions include proved reserves and reflect reserve revisions for prices and performance, extensions, discoveries and other additions and acquisitions and do not include unproved reserve quantities.

(2) Total oil and natural gas capital costs include the costs of development, exploration and proved property acquisition activities conducted to add reserves and exclude asset retirement obligations.

The reserve replacement ratio and reserve replacement costs per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio is limited because it typically varies widely based on the extent and timing of new discoveries, project sanctioning and proved property acquisitions. In addition, since the reserve replacement ratio does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

The exploration for and the acquisition and development of oil and natural gas reserves is inherently uncertain as further discussed in the company’s SEC filings. One of these risks and uncertainties is our ability to spend sufficient capital to increase our reserves. While we currently expect to spend such amounts in the future, there are no assurances as to the timing and magnitude of these expenditures or the classification of the proved reserves as developed or undeveloped.

These reserves metrics may not be comparable to similarly titled measurements used by other companies.

A reconciliation of pro forma reported reserves for 2012 to 2013 is listed below;

	Reported (Million Boe)	Divested Assets(1) (Million Boe)	Pro Forma (Million Boe)
Proved Reserves at Dec. 31, 2012	625.0	(196.3)	428.7
Production	(43.0)	11.4	(31.6)
Sales of Reserves in Place	(201.9)	201.9	0.0
Extension and Discoveries	155.3	(8.0)	147.3
Revisions Primary Due to Price	15.9	(12.1)	3.8
Revisions Other than Price	7.8	(8.5)	(0.7)
Proved Reserves at Dec. 31, 2013	559.1	(11.6)	547.5

(1) Pro forma for domestic asset sales and the sale of the company’s equity interest in Four Star Oil & Gas Company completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in the first quarter of 2014.

2013 pro forma reported proved reserves are comprised of 1,071 Bcf of natural gas, 293.4 million barrels of oil and 75.7 million barrels of natural gas liquids. The liquids component of EP Energy’s proved reserves increased to approximately 66 percent of proved reserve volumes, up approximately 29 percent compared with year end 2012 reserve amounts. Approximately 67 percent of the December 31, 2013 proved reserves are undeveloped.

A reconciliation of pro forma PV-10 is listed below;

	Total Reported PV-10 ($ Million)	Divested Assets ($ Million)	Pro Forma PV-10 ($ Million)
Proved PV-10 at Dec. 31, 2012	$7,285	$(888)	$6,397
Proved PV-10 at Dec. 31, 2013	$9,073	$(142)	$8,931

PV-10 is considered a non-GAAP measure derived from the standardized measure of discounted future net cash flows of our oil and natural gas properties, which is the most directly comparable GAAP financial measure. Our PV-10 differs from our standardized measure as the standardized measure reflects discounted future income taxes related to our operations.  We believe that the presentation of PV-10 is useful to investors because it presents (i) relative monetary significance of our oil and natural gas properties regardless of tax structure and (ii) relative size and value of our reserves to other companies. We also use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil, natural gas and NGL reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows:

Pro forma as of 12/31/13 ($ Millions)
PV-10	$8,931
Income taxes, discounted at 10%	3,081
Standardized measure of discounted future net cash flows	5,850

Pricing used to calculate the company’s PV-10 Value is based on SEC Regulation S-X, Rule 4-10 as amended, using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The first day 12-month average U.S. price used to estimate our proved reserves at December 31, 2013 was $96.94 per barrel of oil and $3.67 per MMBtu for natural gas.

Contact

EP Energy

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com